Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation on Form S-1/A of KBS International Holdings Inc. (formerly known as Bay Peak 1 Opportunity Corp.) (the “Company”) dated November 8, 2011 of our report dated April 29, 2011 relating to the consolidated financial statements of the Company for each of the two years in the period ended December 31, 2010 (which express an unqualified opinion). We also hereby consent to the disclosure on page 82 that the firm is an expert in auditing and accounting.

/s/ PKF
PKF
Certified Public Accountants
Hong Kong, China
November 8, 2011